Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for First Quarter 2015

Achieves Solid Origination Activity;

Enhanced Liquidity and Strong Pipeline to Drive Portfolio Growth in 2015

FARMINGTON, Conn., April 8, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) ("Horizon"), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today provided a portfolio update for the first quarter of 2015.

“During the first quarter the credit quality of our portfolio companies remained strong and we experienced solid demand for our venture loan products,” said Gerald A. Michaud, President of Horizon. “In an active venture lending environment, we achieved $23.9 million of originations and increased our liquidity position, which enhances our ability to capitalize on attractive high-quality loan opportunities. With our increased financial flexibility and strong pipeline, we believe we are positioned to grow our quality loan portfolio, while our warrant portfolio continues to expand and provide shareholders with upside potential.”

New Loans Funded

Horizon funded new loans in the first quarter of 2015 totaling $23.9 million to the following portfolio companies:

•	$7.0 million to a new portfolio company, ScoreBig, Inc., a provider of an online marketplace for live event tickets.

•	$5.0 million to a new portfolio company, NinePoint Medical, Inc., a developer of medical devices for advanced optical imaging.

•	$2.5 million to an existing portfolio company, Avalanche Technology, Inc., a developer of next-generation storage products utilizing its proprietary Spin Programmable Memory technology.

•	$2.5 million to an existing portfolio company, Sample6 Technologies, Inc., a developer of microbial monitoring technology for global food, healthcare and other industries.

•	$2.0 million to a new portfolio company, eBureau, LLC, a provider of predictive analytics and information solutions.

•	$2.0 million to a new portfolio company, a services and software solutions provider which helps districts and schools develop and implement personalized learning strategies.

•	$1.25 million to an existing portfolio company, a healthcare information and services technology company focused on the sleep breathing disorders market.

•	$850,000 to an existing portfolio company, an advanced materials & imaging platform developer.

•	$833,000 to an existing portfolio company, Luxtera, Inc., a developer of integrated silicon CMOS photonics.

Liquidity Events

During the quarter ended March 31, 2015, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In January, Radisphere National Radiology Group, Inc., now known as Candescent Health, Inc., prepaid the outstanding principal balance of $9.1 million on its venture loan, plus interest, end-of-term payment (“ETP”) and prepayment fee. Horizon continues to hold warrants in this company.

In February, Courion Corporation prepaid the outstanding principal balance of $2.1 million on its venture loan, plus interest and prepayment fee.

In February, Inotek Pharmaceuticals Corporation (“Inotek”) prepaid the outstanding principal balance of $2.7 million on its venture loan, plus interest, ETP and prepayment fee. Horizon continues to hold warrants in Inotek.

In March, Kaminario, Inc. (“Kaminario”) prepaid the outstanding principal balance of $4.2 million on its venture loan, plus interest, ETP and prepayment fee. Horizon continues to hold warrants in Kaminario.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

Horizon experienced early pay-offs during the first quarter of 2015 totaling $18.0 million, compared to early pay-offs totaling $14.2 million during the fourth quarter of 2014. During the first quarter of 2015, Horizon received regularly scheduled principal payments on investments totaling $7.1 million compared to regularly scheduled principal payments totaling $10.8 million during the fourth quarter of 2014.

Commitments

During the quarter ended March 31, 2015, Horizon closed new loan commitments totaling $24.4 million to six companies, compared to the quarter ended December 31, 2014, wherein Horizon closed new loan commitments totaling $37.5 million to 11 companies.

Pipeline

As of March 31, 2015, Horizon's unfunded loan approvals and commitments ("Committed Backlog") were $37.2 million to 13 companies, compared to a Committed Backlog of $25.7 million to 11 companies as of December 31, 2014. While Horizon's portfolio companies have discretion whether to draw down such commitments, in some cases, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

IPO Activity

Horizon holds warrant positions in two portfolio companies that recently filed registration statements in connection with their potential initial public offerings (“IPO”):

•	eASIC Corporation filed a Registration Statement on Form S-1 on February 19, 2015; and
•	A portfolio company confidentially submitted a Draft Registration Statement on Form S-1 under the JOBS Act.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

On February 23, 2015, Inotek (NASDAQ: ITEK), a portfolio company, completed its IPO.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com